Exhibit 10.11

ISDA ®

International Swaps and Derivatives Association, Inc.

2002 MASTER AGREEMENT

dated as of January 5, 2022

NextERa Energy Marketing, llc	and	U.S. ENERGY CORP.
(“Party A”)		(“Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement”.

Accordingly, the parties agree as follows:—

1. Interpretation

(a) Definitions. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2. Obligations

(a) General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

Copyright © 2002 by International Swaps and Derivatives Association, Inc.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c) Netting of Payments. If on any date amounts would otherwise be payable:—

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions). If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing. This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d) Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

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(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii) Liability. If:—

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

3. Representations

Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement). If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

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(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

(g) No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4. Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

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(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5. Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:—

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;

(ii) Breach of Agreement; Repudiation of Agreement..

(1) Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or

(2) the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

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(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;

(2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);

(3) defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such defaults result in a liquidation of, an acceleration of obligations under, or any early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or

(4) disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

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(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of:—

(1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or

(2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

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(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:—

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to clause (v) below or an Additional Termination Event if the event is specified pursuant to clause (vi) below:—

(i) Illegality. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):—

(1) for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery or in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;

(ii) Force Majeure Event. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:—

(1) the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or

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(2) such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;

(iii) Tax Event. Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iv) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or 2 receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to or reorganising, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;

(v) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party). A “Designated Event” with respect to X means that:—

(1) X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement) to, or reorganises, reincorporates or reconstitutes into or as, another entity;

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(2) any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(3) X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or

(vi) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Hierarchy of Events..

(i) An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not , for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(1) or 5(a)(iii)(1) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.

(ii) Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.

(iii) If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.

(d) Deferral of Payments and Deliveries During Waiting Period. If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:—

(i) the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or

(ii) if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate.

(e) Inability of Head or Home Office to Perform Obligations of Branch. If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(1) or 5(b)(ii)(1) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 10(a) applies, (iii) the other party seeks performance of the relevant obligation or compliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) with respect to such party then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(1) or 5(b)(ii)(1), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1).

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6. Early Termination; Close-Out Netting

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that Termination Event as the other party may reasonably require. If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If a Tax Event occurs and there is only one Affected Party or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into Transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.

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(iv) Right to Terminate.

(1) If:—

(A) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(B) a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non- affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(2) If at any time an Illegality or Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:—

(A) Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions. Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.

(b) An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Sections 6(e) and 9(h)(ii).

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(d) Calculations; Payment Date.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.

(ii) Payment Date. An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.

(e) Payments on Early Termination. If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i) Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non- defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:—

(1) One Affected Party. Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.

(2) Two Affected Parties. Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y. If the Early Termination Amount is a positive number, Y will pay it to X, if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.

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(3) Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (1) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:—

(A) if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (II) to provide mid-market quotations; and

(B) in any other case, use mid market values without regard to the creditworthiness of the Determining Party.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Adjustment for Illegality or Force Majeure Event. The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event. Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 9(h)(ii)(2).

(v) Pre-Estimate. The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.

(f) Set-Off. Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non- affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

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If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

7. Transfer

Subject to Section 6(b)(ii), and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8, 9(h) and 11.

Any purported transfer that is not in compliance with this Section 7 will be void.

8. Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.

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(c) Separate Indemnities. To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9. Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter. Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(b) Amendments. An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, or by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message or e-mail constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

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(h) Interest and Compensation.

(i) Prior to Early Termination. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:—

(1) Interest on Defaulted Payments. If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.

(2) Compensation for Defaulted Deliveries. If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate. The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.

(3) Interest on Deferred Payment. If:—

(A) a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;

(B) a payment is deferred pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier of the date the payment is no longer deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate; or

(C) a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that Illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.

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(4) Compensation for Deferred Deliveries. If:—

(A) a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;

(B) a delivery is deferred pursuant to Section 5(d); or

(C) a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired,

the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement

(ii) Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:—

(1) Unpaid Amounts. For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.

(2) Interest on Early Termination Amounts. If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest (before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.

(iii) Interest Calculation. Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.

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10. Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking office or its jurisdiction of incorporation or organisation, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred. This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.

(b) If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).

(c) The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office. Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction. Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.

11. Expenses

A Defaulting Party will on demand indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12. Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:—

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;

(v) if sent by electronic messaging system, on the date it is received, or

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(vi) if sent by e-mail, on the date it is delivered,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Details. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

13. Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:—

(i) submits:—

(1) if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or

(2) if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and

(iii) agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

(d) Waiver of Immunities. Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

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14. Definitions

As used in this Agreement:—

“Additional Representation” has the meaning specified in Section 3.

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” has the meaning specified in Section 1(c).

“Applicable Close-out Rate” means:—

(a) in respect of the determination of an Unpaid Amount:—

(i) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(ii) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;

(iii) in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and

(iv) in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and

(b) in respect of an Early Termination Amount:—

(i) for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:—

(1) if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;

(2) if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and

(3) in all other cases, the Applicable Deferral Rate; and

21	ISDA ® 2002

(ii) for the period from (and including) the date (determined in accordance with Section 6(d)(ii) on which that amount is payable to (but excluding) the date of actual payment:—

(1) if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;

(2) if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;

(3) if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and

(4) in all other cases, the Termination Rate.

“Applicable Deferral Rate” means:—

(a) for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;

(b) for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and

(c) for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(1) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.

“Automatic Early Termination” has the meaning specified in Section 6(a).

“Burdened Party” has the meaning specified in Section 5(b)(iv).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.

“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realised under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.

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Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions. Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out- of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.

In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:—

(i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;

(ii) information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or

(iii) information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.

The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilised. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:—

(1) application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

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(2) application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.

“Confirmation” has the meaning specified in the preamble.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Contractual Currency” has the meaning specified in Section 8(a).

“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial matters.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Cross-Default” means the event specified in Section 5(a)(vi).

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Designated Event” has the meaning specified in Section 5(b)(v).

“Determining Party” means the party determining a Close-out Amount.

“Early Termination Amount” has the meaning specified in Section 6(e).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“electronic messages” does not include e-mails but does include documents expressed in markup languages, and “electronic messaging system” will be construed accordingly.

“English Law” means the law of England and Wales, and “English” will be construed accordingly.

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Force Majeure Event” has the meaning specified in Section 5(b).

“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).

“Illegality” has the meaning specified in Section 5(b).

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“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“Law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “unlawful” will be construed accordingly.

“Local Business Day” means, (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, and, if that currency does not have a single recognised principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (e) in relation to Section 5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.

“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.

“Master Agreement” has the meaning specified in the preamble.

“Merger Without Assumption” means the event specified in Section 5(a)(viii).

“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c).

“Non-affected Party” means, so long as there is only one Affected Party, the other party.

“Non-default Rate” means the rate certified by the Non-defaulting Party to be rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Other Amounts” has the meaning specified in Section 6(f).

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“Payee” has the meaning specified in Section 6(f).

“Payer” has the meaning specified in Section 6(f).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Proceedings” has the meaning specified in Section 13(b).

“Process Agent” has the meaning specified in the Schedule.

“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Schedule” has the meaning specified in the preamble.

“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Stamp Tax Jurisdiction” has the meaning specified in Section 4(e).

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“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Close-out Amount is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Threshold Amount” means the amount, if any, specified as such in the Schedule.

“Transaction” has the meaning specified in the preamble.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(1) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.

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“Waiting Period” means:—

(a) in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b) in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

NextERa Energy Marketing, llc		U.S. ENERGY CORP.

By:	/s/ Craig Shapiro	By:	/s/ Ryan Smith
Name:	Craig Shapiro Title: Vice President	Name:	Ryan Smith Title: CEO
Date:	1/5/22	Date:	January 5, 2022

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SCHEDULE

to the

ISDA® 2002 MASTER AGREEMENT

dated as of January 5, 2022

between NextEra Energy Marketing, LLC, a limited liability company organized under the laws of the State of Delaware, (“Party A”) and U.S. Energy Corp. a corporation organized under the laws of the State of Wyoming (“Party B”).

PART 1

Termination Provisions

In this Agreement:

(1) “Specified Entity” means for purposes of Section 5(a)(v), Section 5(a)(vi), Section 5(a)(vii) and Section 5(b)(v):

(i) With respect to Party A, Not Applicable; and

(ii) With respect to Party B, Not Applicable.

(2) “Specified Transaction” will have the meaning specified in Section 14 of this Agreement except that such term is amended by adding on the eleventh line after “or sale” the words “, or transfer”. Furthermore, the word “commodity” referred to throughout Section 14, shall be replaced by the word “Commodity” and the word “commodities” in the fifteenth line shall be replaced by the word “Commodities”. For this purpose, the term “Commodity” means any tangible or intangible commodity of any type or description (including, without limitation, electric power, electric power capacity, physical transmission of electric energy or transportation of natural gas, financial transmission rights, petroleum, natural gas, and byproducts thereof, as well as renewable energy credits, emission allowances, and any other similar types of products).

(3) The “Cross-Default” provisions of Section 5(a)(vi) will apply to Party A and Party B; however, Section 5(a)(vi) shall be amended by:

(a) deleting in the seventh line of Section 5(a)(vi)(1) the words “, or becoming capable at such time of being declared,”;

(b) adding the following at the end of Section 5(a)(vi)(1) following the word “payable” and before “; or”: “after giving effect to any applicable notice requirement or grace and/or cure period)”;

(c) adding in Section 5(a)(vi)(2) the words “and/or cure” after the word “grace” in the fourth line thereof;

(d) adding at the end of Section 5(a)(vi): “provided, however, that notwithstanding the foregoing, an Event of Default shall not occur with respect to either (1) or (2) above if, as demonstrated to the reasonable satisfaction of the other party, (a) the event or condition referred to in (1) or the failure to pay or deliver referred to in (2) is a failure to pay or deliver caused by an error or omission of an administrative or operational nature; and (b) funds were available to such party to enable it to make the relevant payment when due; and (c) such relevant payment is made within three (3) Business Days following receipt of written notice from an interested party of such failure to pay; and

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(e) adding as a second proviso at the end of Section 5(a)(vi): “provided, further, that with respect to Specified Indebtedness under the Credit Agreement (i) Section 5(a)(vi)(2) shall not apply, (ii) the phrase “a default, event of default or other similar condition or event (however described)” in Section 5(a)(vi)(1) is hereby replaced with the phrase “an Event of Default (as defined in the Credit Agreement)” and (iii) the following language is hereby added to the end of Section 5(a)(vi)(1): “and at least one of the following shall have occurred: (x) Administrative Agent has accelerated the Specified Indebtedness under the Credit Agreement or (y) Administrative Agent has taken affirmative steps to begin realizing on collateral granted by Party B, as Borrower, under the Credit Agreement.”

(4) The “Bankruptcy” provisions of Section 5(a)(vii) are amended to replace each reference to “15 days” in Section 5(a)(vii)(1) with “30 days”.

(5) “Threshold Amount” means, with respect to Party A, three percent (3%) of the Stockholders’ Equity of NextEra Energy, Inc. and with respect to Party B, $500,000 (or the equivalent in another currency, currency unit or combination thereof). Stockholders’ Equity shall be as stated in the applicable entity’s most recently published annual audited financial statements.

(6) The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and Party B, amended as follows:

“‘Credit Event Upon Merger’ shall mean that a Designated Event (as defined below) occurs with respect to a party, any Credit Support Provider of the party or any applicable Specified Entity (any such party or entity, “X”), and such Designated Event does not constitute an event described in Section 5(a)(viii) but the creditworthiness of X, or, if applicable, the successor, surviving or transferee entity of X, is materially weaker than that of X immediately prior to such event. In such case the Affected Party shall be the party with respect to which, or with respect to the Credit Support Provider or Specified Entity of which, the Designated Event occurred, or, if applicable, the successor, surviving or transferee entity of such party. The occurrence of a Designated Event with respect to Party A will not be deemed a “Credit Event Upon Merger” provided that Party A continues to be owned directly or indirectly by NextEra Energy, Inc., and the Credit Support Documents supporting Party A’s obligations hereunder remain in effect. For purposes hereof, a “Designated Event” means that, after the date hereof:

(i) X consolidates, amalgamates with or merges with or into, or transfers all or substantially all its assets to, or receives all or substantially all the assets or obligations of, another entity; or

(ii) Any person or entity acquires directly or indirectly the beneficial ownership of equity securities having the power to elect a majority of the board of directors of X or otherwise acquires directly or indirectly the power to control the policy-making decisions of X.”

In addition, Section 5(b)(v)(3) will be deemed deleted from this Agreement.

(7) The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or to Party B.

(8) “Termination Currency” means United States Dollars.

(9) “Contractual Currency” unless otherwise specified in a Confirmation, shall mean United States Dollars.

(10) Change to “Mid-Market Events.” Section 6(e)(ii)(3)(A) of the Master Agreement is replaced in its entirety with the following, “if obtaining quotations from one or more third parties, ask each third party (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document; and (II) to provide mid-market quotations, but in no event may the Determining Party obtain quotations from an Affiliate or Specified Entity of either party for purposes of this determination; and”.

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(11) Additional Termination Event will apply. Each of the following will constitute an Additional Termination Event pursuant to Section 5(b)(vi) of this Agreement and Party B shall be the sole Affected Party and, except as otherwise provided below, all Transactions shall be Affected Transactions:

(i) Creditor and Swap Counterparty Status; Pari Passu Secured Swap Obligations. (A) Party A ceases to be a Creditor or Swap Counterparty, each as defined in, and with the rights afforded under, the Intercreditor Agreement, or (B) Party B’s obligations to Party A under this Agreement cease, for any reason, to be secured by a valid and perfected lien on the Collateral ranking pari passu and payable Ratably with the Loan Obligations (as defined in the Intercreditor Agreement).

(ii) Collateral; Liens. (A) All or substantially all of the Collateral is released, or the liens of the Collateral Agent on the Collateral are released, without Party B delivering replacement security to Party A acceptable to Party A in its reasonable discretion or (B) any Collateral is disposed of in violation of the terms of the Credit Agreement or released in violation of Section 2.03(b) of the Intercreditor Agreement.

(iii) Multiple Intercreditor Agreements. There shall be any other intercreditor or similar agreement with any party, other than the Intercreditor Agreement, pursuant to which Party B grants such party a Lien (as defined in the Credit Agreement) on any material portion of the Collateral that has the same priority as the Swap Obligations, other than any Permitted Liens (as defined in the Credit Agreement.

(iv) Acceptable Commodity Hedging Transactions. Party B enters into a Transaction with Party A in violation of Section 8.19, Section 8.22 or Section 9.17 of the Credit Agreement, in which case such Transaction shall be the sole Affected Transaction.

After any Additional Termination Event has occurred pursuant to subsection (i), (ii), (iii), or (iv) above, Party A shall not unreasonably withhold, condition or delay its consent to any request by Party B for Party A or Party B to transfer, novate or assign a Transaction hereunder; provided, that if Party B proposes to be the transferor of a Transaction hereunder, the Transferee of Party B shall be an entity that is rated (or whose credit support provider is rated) at least investment grade by Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.) or its successor or Moody’s Investors Service, Inc. or its successor or, if not rated by either agency, is deemed to be of equal or better credit quality relative to Party B, in Party A’s sole discretion.

“Administrative Agent” has the meaning given such term in the Credit Agreement.

“Collateral” has the meaning given such term in the Intercreditor Agreement.

“Collateral Agent” has the meaning given such term in the Intercreditor Agreement.

“Credit Agreement” means that certain Credit Agreement dated as of January 5, 2022 among Party B, as the Borrower, Administrative Agent, the Lenders and the other parties thereto from time to time, as the same may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement, or if not defined therein, in the Intercreditor Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of January 5, 2022 among Party B, as the Borrower, Administrative Agent and Collateral Agent, the Lenders thereunder and the other parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

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PART 2

Tax Representations

(1) Payer Representations. For the purposes of Section 3(e), each of Party A and Party B makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement; except that it shall not be a breach of this representation where reliance is placed on Clause (ii) above and the other party does not deliver a form, document or certificate under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(2) Payee Representations. For the purposes of Section 3(f), each of Party A and Party B makes the representations specified below, if any:

(i) The following representation will apply to Party A:

It is a disregarded entity for federal income tax purposes. The entity that is treated as the owner of NextEra Energy Marketing, LLC’s assets for federal income tax purposes is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(ii) The following representation will apply to Party B:

It is a corporation created or organized in the United States under the laws of the State of Wyoming.

PART 3

Documents to be Delivered

For the purposes of Section 4(a)(i) and (ii), each party agrees to deliver the following documents, as applicable:

Party Required To Deliver Document	Form/Document/ Certificate	Date By Which To Be Delivered
Party A and Party B	Each party agrees to complete, execute and deliver to the other party, United States Internal Revenue Service Form W-9 or any successor of such form.	Upon execution of this Agreement and thereafter promptly upon reasonable demand and promptly upon learning that any such forms previously provided to the other party have become obsolete, incorrect or ineffective.

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Other documents to be delivered are:

Party Required to Deliver Document	Form/Document/ Certificate	Date By Which To Be Delivered	Covered By Section 3(d) Representation
Each party and its Credit Support Provider, as applicable.	Certified copies of all documents evidencing necessary corporate or equivalent authorizations and approvals regarding execution, delivery and performance of this Agreement, any Credit Support Document and any Confirmation.	Upon execution of this Agreement.	Yes.
Each party and its Credit Support Provider, as applicable.	Certificate of Authority and specimen signatures of individuals executing this Agreement and any Credit Support Document.	Upon execution of this Agreement.	Yes.
Each party and its Credit Support Provider, as applicable.	A duly executed copy of each Credit Support Document.	Within 10 Local Business Days after the execution of this Agreement with respect to a Guaranty to be provided by a party.	Yes.
Each party.	Audited annual financial statements of NextEra Energy, Inc. in the case of Party A and Party B in the case of Party B, for each fiscal year.	For Party A, so long as any Transaction remains outstanding hereunder, as soon as practicable after demand but in no event later than 120 days after the end of each fiscal year of such party if such financial statement is not available on “EDGAR” or such party’s internet home page. For Party B, concurrently with delivery to the Lenders.	Yes.
Each party.	Unaudited financial statements of NextEra Energy, Inc. in the case of Party A and of Party B in the case of Party B, for each quarter.	For Party A, so long as any Transaction remains outstanding hereunder, as soon as practicable after demand but in no event later than 60 days after the end of the first 3 fiscal quarters of such party if such financial statement is not available on “EDGAR” or such party’s internet home page. For Party B, concurrently with delivery to the Lenders.	Yes.
Party B	All material reports and statements as delivered pursuant to the terms of the Credit Agreement including reserve reports, compliance certificates, notices of default and proposed and executed amendments to the Credit Agreement and Intercreditor Agreement.	Concurrently with delivery to the Lenders.	Yes.

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PART 4

Miscellaneous

(1) Payments.

(i) ACH. Section 2(a)(ii) shall be amended by adding the following after the end of the second sentence:

“The Parties hereby acknowledge that Automated Clearinghouse Credit (“ACH”) is an acceptable method of payment between the Parties. The Parties also acknowledge that all undisputed unpaid full or partial payment amounts not immediately available to the receiving Party on the due date will be considered past due and are subject to interest as stipulated in Section 9(h) of this Agreement.”

(ii) Calculation Agent. The Calculation Agent is Party A unless otherwise specified in a Confirmation to the relevant Transaction or unless an Event of Default in respect of Party A has occurred and is then continuing in which case the Calculation Agent shall be Party B or a recognized dealer designated in good faith by Party B to be the Calculation Agent. All calculations made by the Calculation Agent may be independently confirmed by the other party. In the event that the amount owed is disputed, the undisputed amount will be used to determine payment obligations and, if then due, paid by the relevant party. The parties will resolve any calculation dispute in good faith. The failure of either party to perform its obligations as Calculation Agent hereunder shall not be construed as an Event of Default or Termination Event.

(iii) Disputes and Adjustments of Invoices. With respect to all Transactions entered into under this Agreement, a Party may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice, rendered under this Agreement or adjust any invoice for any arithmetic or computational error within twelve (12) months of the date the invoice, or adjustment to an invoice, was rendered. In the event an invoice or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the invoice shall be required to be made when due, with notice of the objection given to the other Party. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment. Payment of the disputed amount shall not be required until the dispute is resolved. Upon resolution of the dispute, any required payment shall be made within two (2) Local Business Days of such resolution along with interest accrued at the Default Rate from and including the due date to but excluding the date paid. Inadvertent overpayments shall be returned upon request or deducted by the Party receiving such overpayment from subsequent payments, with interest accrued at the Default Rate from and including the date of such overpayment to but excluding the date repaid or deducted by the Party receiving such overpayment. Any dispute with respect to an invoice is waived unless the other Party is notified in accordance with this Part 4(1)(iii) within twelve (12) months after the invoice is rendered or any specific adjustment to the invoice is made. If an invoice is not rendered within twelve (12) months after the close of the month during which performance of a Transaction occurred, the right to payment for such performance is waived.

(iv) Netting of Payments. “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions.

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(2) Transfer. In the first line of Section 7, after the words “Subject to”, add the words “the last sentence of”.

(3) Offices. The provisions of Section 10(a) will apply to this Agreement.

(4) Multibranch Party. For the purpose of Section 10:

(i) Party A is not a Multibranch Party.

(ii) Party B is not a Multibranch Party.

(5) Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to any otherwise applicable principles of conflicts of laws (other than SectionS 5-1401 and 5-1402 of the New York General Obligations Law, which will apply).

(6) Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION (AS DEFINED IN THIS AGREEMENT) AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

(7) LIMITATION OF LIABILITY. NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE OR STRICT LIABILITY) TO ANY OTHER PARTY; PROVIDED, HOWEVER, THAT NOTHING IN THIS PROVISION SHALL AFFECT THE ENFORCEABILITY OF SECTION 6(e) OF THIS AGREEMENT OR THE OBLIGATION TO PAY ANY AMOUNT REQUIRED PURSUANT TO SECTION 6(e) OF THIS AGREEMENT. IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

(8) Confidentiality. The contents of this Agreement and all other documents relating to this Agreement, and any information made available by one party or its Credit Support Provider to the other party or its Credit Support Provider with respect to this Agreement is confidential and shall not be disclosed to any third party (nor shall any public announcement relating to this Agreement be made by either party), except for such information (i) as may become generally available to the public, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, ruling, or accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the non-disclosing party or its Credit Support Provider in making such disclosure, or (iv) as may be furnished to the disclosing party’s Affiliates, and to each of such person’s auditors, attorneys, advisors or lenders which are required to keep the information that is disclosed in confidence, and provided, further, that a party may disclose any one or more of the commercial terms of a Transaction (other than the name of the other party unless otherwise agreed to in writing by the parties) to any industry price source for the purpose of aggregating and reporting such information in the form of a published energy price index. With respect to information provided with respect to a Transaction, this obligation shall survive for a period of one (1) year following the expiration or termination of such Transaction. With respect to information provided with respect to this Agreement, this obligation shall survive for a period of one (1) year following the expiration or termination of this Agreement.

(9) Process Agent. The provisions of Section 13(c) of the Agreement, with respect to the appointment of a Process Agent, shall not apply to either party.

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(10) Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

The address for notices or other communications to Party A is:	The address for notices or other communications to Party B is:

Name: NextEra Energy Marketing, LLC	Name: U.S. Energy Corp.

All Notices:	All Notices:

Street: 700 Universe Blvd.	Street: 12081 W. Alameda Pkwy, Ste. 440
City: Juno Beach, FL Zip: 33408	City: Lakewood, Colorado Zip: 80228

Attn: Contracts/Legal Department	Attn: Reid Bundgard
Phone: n/a/	Phone: 303-489-3110
Facsimile: (561) 625-7504	Facsimile: n/a
Duns: NEM : 05-448-1341	Duns: n/a
Federal Tax ID Number: 65-0851428	Federal Tax ID Number: 83-0205516
Email: reid@usnrg.com

Invoices:	Invoices:
Attn: Manager, NEM Accounting	Attn: Reid Bundgard
Phone: (561) 304-5820	Phone: 303-489-3110
Facsimile: (561) 625-7651	Facsimile: n/a
Email: reid@usnrg.com

Confirmations:	Confirmations:
Attn: Confirmation Desk	Attn: Reid Bundgard
Phone: (561) 691-2488	Phone: 303-489-3110
Facsimile: (561) 625-7517	Facsimile: n/a
Email: NextEra.Confirmations@	Email: reid@usnrg.com
NextEraEnergy.com

Scheduling:	Scheduling:
Attn: Scheduling Desk	Attn: Reid Bundgard
Phone: (561) 625-7100	Phone: 303-489-3110
Facsimile: (561) 625-7604	Facsimile: n/a
Email: reid@usnrg.com

Payments:	Payments:
Attn: Manager, NEM Accounting	Attn: Reid Bundgard
Phone: (561) 304-5820	Phone: 303-489-3110
Facsimile: (561) 625-7663	Facsimile: n/a
Email: reid@usnrg.com

Credit and Collections:	Credit and Collections:
Attn: Credit Manager	Attn: Reid Bundgard
Phone: (561) 694-3440	Phone: 303-489-3110
Facsimile: n/a	Facsimile: n/a
Email: DL-CREDITRISK@nee.com	Email: reid@usnrg.com

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Wire Transfer:	Wire Transfer:
Pay: Bank of America	Pay: First Interstate Bank
For the Account of: NextEra Energy Marketing, LLC	For the Account of: U.S. Energy Corp.
Account No./CHIPS UID: 3751227650	Account No.: 700564545
Fed. ABA No.: 026-00-9593	Fed. ABA No.: 092901683

ACH Transfer:
Pay: Bank of America
For the Account of: NextEra Energy Marketing, LLC
Account No.: 3751227650
Fed. ABA No.: 111-00-0012

With additional Notices of an Event of Default or Potential Event of Default to:	With additional Notices of an Event of Default or Potential Event of Default to:
Attn: Contracts/Legal Department	Attn: Ryan Smith
Facsimile: (561) 625-7504	Phone: (832) 312- 0720
Email: NEMLEGAL@nee.com	Facsimile: n/a
Email: ryan@usnrg.com

(11) Credit Support Document. Details of any Credit Support Document, each of which is otherwise incorporated by reference in, and made part of, this Agreement and each Confirmation (unless provided otherwise in a Confirmation) as if set forth in full in this Agreement or such Confirmation:

(i) In respect of Party A: A Guaranty dated as of the date hereof by NextEra Energy Capital Holdings, Inc. in favor of Party B as beneficiary thereof in the form attached hereto as Exhibit I.

(ii) In respect of Party B: The Security Instruments (as defined in the Credit Agreement).

(12) Credit Support Provider. Credit Support Provider shall mean:

(i) In respect of Party A: NextEra Energy Capital Holdings, Inc.

(ii) In respect of Party B: The Guarantors under the Credit Agreement.

(13) Absence of Litigation. Section 3(c) of this Agreement is hereby amended by adding the words “in any material respect” to the end of the section.

(14) No Agency. The provisions of Section 3(g) will apply to this Agreement.

(15) ISDA Definitions. This Agreement, each Confirmation, and each Transaction are subject to, and will be governed in all respects by, the 2006 ISDA Definitions (the “Swap Definitions”), the 2005 ISDA Commodity Definitions (the “Commodity Definitions”), as such definitions may otherwise be amended, supplemented, replaced or modified from time to time, each as published by the International Swaps and Derivatives Association, Inc. (collectively the “ISDA Definitions”). The ISDA Definitions are incorporated by reference herein, and made part of, this Agreement and each Confirmation as if set forth in full in this Agreement and such Confirmations. Unless otherwise specified in a Confirmation, any capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Swap Definitions, and the Commodity Definitions (except that references to “Swap Transactions” in the definitions will be deemed to be references to “Transactions”).

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(16) Inconsistency. In the event of any inconsistency between the provisions of the Swap Definitions and the Commodity Definitions, the Commodity Definitions will prevail. In the event of any inconsistency between the provisions of this Agreement and the ISDA Definitions, this Agreement will prevail. In the event of any inconsistency between the provisions of the Credit Support Documents, if any, and the ISDA Definitions, the Credit Support Documents will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Agreement or the ISDA Definitions, the Confirmation will prevail for the purpose of the relevant Transaction.

PART 5

Other Provisions

(1) Consent to Telephone Recording. Each party hereby agrees (i) that the other party or its agents may electronically record all telephone conversations between officers or employees of the consenting party and the officers or employees of the other party who quote on, agree to, or otherwise discuss terms of Transactions or potential Transactions on behalf of the party and (ii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings, subject to applicable rules of discovery and evidence. The parties shall be legally bound from the time they so agree to terms of a Transaction and may each rely thereon. Failure by any party to send, or the other party to return, an executed Confirmation shall not invalidate any Transaction agreed to by the parties in a telephone conversation. Provided, however, that any discrepancy between the terms set forth on a fully executed Confirmation and those on a recording shall be resolved in favor of the terms on the fully executed Confirmation.

(2) Statute of Frauds. The parties agree not to contest, or to enter any defense concerning the validity or enforceability of any Transaction on the grounds that the documentation for such Transaction fails to comply with the requirements of any jurisdiction’s (of whatever country, province, or state) statute of frauds or any other statute, regulation or judicial decision that agreements be written or signed.

(3) Counterparts. The parties hereby amend Section 9(e) by revising the header to read “Counterparts, Copies and Confirmations” and adding the following as a new subsection (iii): “(iii) Copies of this Agreement and any Confirmation (and each amendment, modification and waiver in respect of it) are deemed acceptable and may be used in lieu of originals for all purposes, including, but not limited to admissibility, authenticity or other purposes related to legal proof.”

(4) Confirmation of a Transaction. The parties hereby amend Section 9(e)(ii) by adding the following sentences at the end thereof:

“Notwithstanding the foregoing, the Parties may agree to use the ICE eConfirm Service provided by the Intercontinental Exchange, Inc. (“ICE”) in accordance with the procedures published by ICE. If either party has a dispute about any contents of a Confirmation received from the other party, it shall notify the other party within two (2) Local Business Days after the receipt of such Confirmation and the parties shall in good faith make reasonable efforts to resolve the dispute. A failure by a party to issue a Confirmation shall not prejudice or invalidate the terms of the relevant transaction governed by the Agreement. If the ICE eConfirm Service is not used Party A shall send a Confirmation to Party B within three (3) Local Business Days after the relevant Trade Date. Party B will promptly thereafter confirm the accuracy of or request the correction of such Confirmation. If Party B fails to accept or dispute the Confirmation in the manner set forth above within two (2) Local Business Days after it was effectively sent to Party B the Confirmation will be deemed to correctly reflect the parties’ agreement on the terms of the Transaction referred to therein, absent manifest error. The requirement of this Section and elsewhere in this Agreement that the parties exchange Confirmations shall for all purposes be deemed satisfied by a Confirmation sent and an acknowledgment deemed given as provided herein. Notwithstanding anything in the foregoing to the contrary, if a Confirmation contains provisions purporting to modify the general terms and conditions of this Master Agreement (e.g. Events of Default, representations and warranties, set-off, etc.) in addition to provisions setting forth the commercial terms for the Transaction documented by such Confirmation (e.g., the notional volume, Fixed Price, Floating Price, etc.), no such Confirmation shall be deemed to effectively modify such general terms and conditions of this Master Agreement (with respect to the applicable Transaction or otherwise) unless it has been duly executed by both Parties hereto.”

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(5) GAAP. Section 3(d) of the Agreement is amended by adding in the last printed line thereof after the word “respect” and before the period following:

“or, in the case of audited or unaudited financial statements, fairly present in all material respects the financial condition of the relevant party in accordance with generally accepted accounting principles in the country in which such entity is organized and, unless otherwise stated therein, on a basis consistent with that of the audited annual financial statements of such entity for its prior fiscal year.”

(6) Additional Representation: will apply. For the purpose of Section 3 of this Agreement the following will constitute Additional Representations:

“(g) Relationship between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that:

(i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(h) Eligible Contract Participant. (1) It, and its Credit Support Provider, if any, constitutes an “eligible contract participant” as such term is defined in the Commodity Exchange Act, as amended (7 U.S.C.A. Section 1a), and (2) it does not constitute a “Special Entity” as such term is defined in the Commodity Exchange Act, as amended (7 U.S.C.A. Section 4s(h)(2)(C)).

(i) Bankruptcy Issues. The parties intend that (i) all Transactions constitute a ‘forward contract’ within the meaning of the United States Bankruptcy Code (the ‘Bankruptcy Code’) or a ‘swap agreement’ within the meaning of the Bankruptcy Code; (ii) all payments made or to be made by one party to the other party pursuant to this Agreement constitute ‘settlement payments’ within the meaning of the Bankruptcy Code; (iii) all transfers of Posted Credit Support by one party to the other party under this Agreement constitute ‘margin payments’ within the meaning of the Bankruptcy Code; and (iv) this Agreement constitutes a ‘master netting agreement’ within the meaning of the Bankruptcy Code.

Each party further agrees that, for purposes of this Agreement, the other party is not a ‘utility’ as such term is used in 11 U.S.C. Section 366, and each party waives and agrees not to assert the applicability of the provisions of 11 U.S.C. Section 366 in any bankruptcy proceeding wherein such party is a debtor. In any such proceeding, each party further waives the right to assert that the other party is a provider of last resort to the extent such term relates to 11 U.S.C. Section 366 or another provision of 11 U.S.C. Section 101-1532.

(j) GMEI/LEI Maintenance State. So long as there are any outstanding Transactions between the parties, each party agrees to obtain a GMEI/LEI number (or any successor number thereto) and keep its’ maintenance state current at all times.”

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(7) Existing Transactions. In the event that the parties have entered into Transactions prior to the date of this Agreement (as amended on August 14, 2020) (collectively, the “Prior Transactions”), the parties agree that all such Prior Transactions shall constitute Transactions under and be governed by this Agreement and subject to the security under the Intercreditor Agreement. To the extent of any conflict between the terms and provisions of the Prior Transactions and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

(8) Expenses. Each of Party A and Party B shall be responsible for its own costs and expenses (including the fees and expenses of its legal counsel) incurred in the preparation, review, execution and delivery of the Agreement, any Credit Support Document, any Confirmation and all other related documents.

(9) Termination. If no Transactions (or any present or future payments obligations, contingent or otherwise, thereunder) are outstanding under this Agreement, either party may terminate this Agreement upon thirty (30) days prior written notice to the other party.

(10) Limitation of Rate. Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the Default Rate, Non-default Rate, Termination Rate, or Applicable Deferral Rate exceed the Highest Lawful Rate. For purposes hereof, “Highest Lawful Rate” shall mean, with respect to each party, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the subject indebtedness under the law applicable to such party.

(11) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof will continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 1, 2, 5 or 6 (or any definition or provision in Section 14 to the extent it relates to, or is used in connection with any such Section) shall be so held to be invalid or unenforceable. The parties hereto shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

(12) Reporting.

(i) Designation of Reporting Party.

“Reporting Counterparty” means in respect of any Swap subject to the CFTC Regulations: Party A.

“Non-Reporting Counterparty” means in respect of any Swap subject to the CFTC Regulations: Party B.

Party A’s GMEI/LEI number is TWQ1WATU9P8ZBX9T3I54.

Party B’s GMEI/LEI number is 549300MS9QJ0KPN83B63.

(ii) Reporting Requirements.

(a) In accordance with CFTC Regulation 43.3 and 45.8, the Reporting Counterparty will report all Swaps under this Agreement in accordance with Parts 43 and 45 of the CFTC Regulation. The Reporting Counterparty will provide and report to a registered SDR all of the information and data required to be reported under the CFTC Regulations with respect to the Swap and Swap Transaction Events under this Agreement.

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(b) Each party agrees that if it is the Non-Reporting Counterparty with respect to a Swap under the Agreement that is an “international swap” (as that term is defined in CFTC Regulation 45.1), it shall notify the Reporting Counterparty to such international swap, as soon as practicable and in accordance with the notice procedures set forth in this Agreement, of the (i) identity of each non-U.S. trade repository not registered with the CFTC to which the Non-Reporting Counterparty or its agent has reported the Swap, and (ii) swap identifier used by such non-U.S. trade repository to identify the Swap.

(c) Each party agrees that if it is the Non-Reporting Counterparty with respect to a Swap under the Agreement, then upon the occurrence of any corporate event (the meaning of “corporate event” as used in CFTC Regulation 45.1 to be reasonably determined by the Non-Reporting Counterparty unless and until the CFTC issues a specific definition of such term) with respect to the Non-Reporting Counterparty that is also a “life cycle event” (as that term is defined in CFTC Regulation 45.1) in respect of that Swap, the Non-Reporting Counterparty will as soon as practicable, but not later than 10:00 a.m. on the second “business day” (as that term is defined in CFTC Regulation 45.1) following the day on which such life cycle event occurs, notify the Reporting Counterparty of the occurrence of such life cycle event with sufficient detail regarding such life cycle event to allow the Reporting Counterparty to comply with any reporting requirements imposed by the CFTC Regulations.

(d) The Non-Reporting Party agrees to timely provide the Reporting Party with all necessary information as may be reasonably requested by the Reporting Party to comply with CFTC Regulations. Both parties agree that, notwithstanding any confidentiality or similar agreement or requirement, the Reporting Party may provide any and all information required by the CFTC or as required by an SDR. Notwithstanding anything herein, both parties waive any right of confidentiality that would otherwise bar such disclosure to the CFTC or an SDR.

(e) If the Non-Reporting Party elects the exception to the clearing requirement under Section 2(h)(7)(A) of the Commodity Exchange Act, the Non-Reporting Party shall make an annual filing with the CFTC of all information required to be reported under CFTC Regulation 50.50(b)(1)(iii), as permitted by CFTC Regulation 50.50(b)(2). The Non-Reporting Party shall provide the Reporting Party with a copy of such annual report promptly upon request.

(f) In the event that either party is required to register as a Swap Dealer as defined in CFTC Regulation 1.3(ggg) or Major Swap Participant as defined in CFTC Regulation 1.3(hhh), or becomes a Financial Entity as defined Section 2(h)(7)(C)(i)(VIII) of the Commodity Exchange Act, such party shall promptly inform the other of the status change and shall automatically become the Reporting Party.

(iii) For purposes of this Part 5(12):

“CFTC Regulations” means the rules, regulations, orders and interpretations published or issued by the U.S. Commodity Futures Trading Commission (“CFTC”).

“GMEI/LEI” means a “legal entity identifier” satisfying the requirements of CFTC Regulation 45.6 or such other entity identifier as shall be provided by the CFTC pending the availability of such legal entity identifiers.

“SDR” means a “swap data repository” as defined in Section 1a(48) of the CEA and the CFTC Regulations.

“Swap” means a “swap” as defined in the Section 1a(47) of the CEA and CFTC Regulation 1.3(xxx). The term “Swap” also includes any foreign exchange swaps and foreign exchange forwards that may be exempted from regulation as “swaps” by the Secretary of the U.S. Treasury pursuant to authority granted by Section 1a(47)(E) of the CEA.

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“Swap Transaction Event” means the execution of a new Swap Transaction between the parties or any material amendment, mutual unwind or novation of an existing Swap Transaction between the parties under this Agreement (including, without limitation, any “life cycle event” (as that term is defined in CFTC Regulation 45.1) relating to a Swap Transaction).

(13) Party B Intercreditor Representations. Party B represents and warrants to Party A, at all times during the term of this Agreement, that (i) payment of all obligations owed by Party B to Party A under this Agreement (including all Transactions hereunder, including all Transactions entered into on or prior to the date of this Amendment), to the extent such payment constitutes “Debt” (as defined in the Credit Agreement), is permitted Indebtedness under Section 9.02 of the Credit Agreement, (ii) Party A is an Approved Counterparty and Secured Swap Provider under the Credit Agreement, (iii) this Agreement is a Secured Swap Agreement under the Credit Agreement, (iv) Party A is a Secured Party under the Security Instruments and (v) this Agreement and all Transactions are Acceptable Swap Agreements under the Intercreditor Agreement and meet the requirements of Section 9.17 of the Credit Agreement.

PART 6

Commodity Derivatives Transactions

Market Disruption Events and Disruption Fallbacks

(1) Disruption Fallback. The definition of “Fallback Reference Dealers” in the Commodity Definitions shall be deleted in its entirety and replaced with the following:

““Fallback Reference Dealers” means that: the Relevant Price will be determined and calculated as set forth in the definition “Commodity-Reference Dealers” (provided that, if the basis that the Specified Price for a Transaction is determined on an hourly basis, all references to Pricing Date shall be read as Pricing Hour) except that each party shall select, in good faith, a price quote from at least two (2) independent, impartial and unaffiliated Reference Dealers in the relevant market which satisfy all the criteria that a party applies generally at the time in deciding whether to offer or to make an extension of credit or to enter into a transaction comparable to the Transaction that is affected by the Market Disruption Event, and shall obtain such quotes within six (6) Business Days of the Market Disruption Event. The Relevant Price shall be the arithmetic mean of the prices so obtained, and such calculation shall be binding and conclusive absent manifest error even if one party was able to obtain only one quote or no quotes within the time provided. However, if the parties have not obtained at least two (2) prices in total on or before the sixth Business Day following the first Pricing Date on which the Market Disruption Event occurred or existed, the next applicable Disruption Fallback will apply to the Transaction.”

Subject to the change in paragraph above, Section 7.5(d)(i) of the 2005 Commodity Definitions shall be applicable to all Transactions unless specified in a confirmation.

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IN WITNESS WHEREOF the parties have executed this Agreement through their authorized representatives with effect from the date specified on the first page of this Schedule.

NextEra Energy Marketing, LLC		U.S. Energy Corp.

By:	/s/ Craig Shapiro	By:	/s/ Ryan Smith

Name:	Craig Shapiro	Name:	Ryan Smith

Title:	Vice President	Title:	CEO

Date:	January 5, 2022	Date:	January 5, 2022

EXHIBIT I	FORM OF NEXTERA ENERGY CAPITAL HOLDINGS, INC. GUARANTY

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EXHIBIT I

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of January 5, 2022 (the “Effective Date”), is made by NEXTERA ENERGY CAPITAL HOLDINGS, INC. (“Guarantor”), in favor of U.S. ENERGY CORP. (“Counterparty”).

RECITALS:

A.	WHEREAS, Counterparty and Guarantor’s indirect, wholly-owned subsidiary NEXTERA ENERGY MARKETING, LLC (“Obligor”) have entered into, or concurrently herewith are entering into, that certain ISDA Master Agreement dated as of January 5, 2022 (the “Underlying Agreement”); and

B.	WHEREAS, Counterparty and Obligor may from time to time enter into one or more transactions pursuant and subject to the terms of the Underlying Agreement (the “Transactions”), which Transactions would be evidenced by one or more confirmations entered into by Obligor and Counterparty in accordance with the Underlying Agreement (which documentation shall, together with the Underlying Agreement, collectively be referred to hereinafter as the “Agreement”); and

C.	WHEREAS, Guarantor will directly or indirectly benefit from the Transactions to be entered into between Obligor and Counterparty pursuant to the Agreement.

NOW THEREFORE, in consideration of the foregoing premises and as an inducement for Counterparty’s execution, delivery and performance of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees for the benefit of Counterparty as follows:

1. GUARANTY. Subject to the terms and provisions hereof, Guarantor hereby absolutely and irrevocably guarantees the timely payment when due of all obligations owing by Obligor to Counterparty arising pursuant to the Agreement on or after the Effective Date (the “Obligations”). This Guaranty shall constitute a guarantee of payment and not of collection. The liability of Guarantor under this Guaranty shall be subject to the following limitations:

(a)	Notwithstanding anything herein or in the Agreement to the contrary, the maximum aggregate obligation and liability of Guarantor under this Guaranty, and the maximum recovery from Guarantor under this Guaranty, shall in no event exceed __________________ U.S. Dollars (U.S. $__________) (the “Maximum Recovery Amount”).

(b)	The obligation and liability of Guarantor under this Guaranty is specifically limited to payments expressly required to be made under the Agreement, as well as costs of collection and enforcement of this Guaranty (including attorney’s fees) to the extent reasonably and actually incurred by the Counterparty (subject in all instances, to the limitations imposed by the Maximum Recovery Amount as specified in Section 1(a) above). In no event, however, shall Guarantor be liable for or obligated to pay any consequential, indirect, incidental, lost profit, special, exemplary, punitive, equitable or tort damages.

2. DEMANDS AND PAYMENT.

(a)	If Obligor fails to pay any Obligation to Counterparty when such Obligation is due and owing under the Agreement (an “Overdue Obligation”), Counterparty may present a written demand to Guarantor calling for Guarantor’s payment of such Overdue Obligation pursuant to this Guaranty (a “Payment Demand”).

(b)

Guarantor’s obligation hereunder to pay any particular Overdue Obligation(s) to Counterparty is conditioned upon Guarantor’s receipt of a Payment Demand from Counterparty satisfying the following requirements: (i) such Payment Demand must identify the specific Overdue Obligation(s) covered by such demand, the specific date(s) upon which such Overdue Obligation(s) became due and owing under the Agreement, and the specific provision(s) of the Agreement pursuant to which such Overdue Obligation(s) became due and owing; (ii) such Payment Demand must be delivered to Guarantor in accordance with Section 9 below; and (iii) the specific Overdue Obligation(s) addressed by such Payment Demand must remain due and unpaid at the time of such delivery to Guarantor.

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(c)	After issuing a Payment Demand in accordance with the requirements specified in Section 2(b) above, Counterparty shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand, and Guarantor shall be required to make payment with respect to the Overdue Obligation(s) specified in that Payment Demand within five (5) Business Days after Guarantor receives such demand. As used herein, the term “Business Day” shall mean all weekdays (i.e., Monday through Friday) other than any weekdays during which commercial banks or financial institutions are authorized to be closed to the public in the State of Florida or the State of New York.

3. REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that:

(a)	it is a corporation duly organized and validly existing under the laws of the State of Florida and has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Guaranty;

(b)	no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

(c)	this Guaranty constitutes a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with the terms hereof, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

4. RESERVATION OF CERTAIN DEFENSES. Without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Obligor is or may be entitled arising from or out of the Agreement, except for defenses (if any) based upon the bankruptcy, insolvency, dissolution or liquidation of Obligor or any lack of power or authority of Obligor to enter into and/or perform the Agreement.

If and to the extent that, as of any particular time, there are Obligations which are then due and payable but unpaid, Guarantor shall postpone and subordinate in favor of Counterparty any and all subrogation rights which Guarantor may then have arising from any payments made by Guarantor hereunder to (a) assert any claim against Obligor or (b) proceed against any property of Obligor. Upon payment of such due and unpaid Obligations, Counterparty agrees that Guarantor shall be subrogated to the rights of Counterparty against Obligor to the extent of Guarantor’s payment to Counterparty.

5. AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and Counterparty.

6. WAIVERS AND CONSENTS. Subject to and in accordance with the terms and provisions of this Guaranty:

(a)	Except as required in Section 2 above, Guarantor hereby waives (i) notice of acceptance of this Guaranty; (ii) presentment and demand concerning the liabilities of Guarantor; and (iii) any right to require that any action or proceeding be brought against Obligor or any other person, or to require that Counterparty seek enforcement of any performance against Obligor or any other person, prior to any action against Guarantor under the terms hereof.

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(b)	No delay by Counterparty in the exercise of (or failure by Counterparty to exercise) any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from its obligations hereunder (with the understanding, however, that the foregoing shall not be deemed to constitute a waiver by Guarantor of any rights or defenses which Guarantor may at any time have pursuant to or in connection with any applicable statutes of limitation).

(c)	Subject to Section 4 above, the liability of Guarantor under this Guaranty shall be absolute, irrevocable and (except as required in Section 2 above) unconditional irrespective of: (i) with respect to Obligor, any defect or deficiency in the Agreement or any other documents executed in connection with the Agreement; (ii) any modification, extension or waiver of any of the terms of the Agreement; (iii) any change in the manner, place or terms for payment of all or any of the Obligations (including renewals, extensions or other alterations of the Obligations) or any other amendment or waiver of or any consent to departure from the Agreement or any other agreement or instrument executed in connection therewith; (iv) any release of any person (other than Obligor or Guarantor) from liability for payment of all or any of the Obligations, or any sale, exchange release or non-perfection of any property standing as security for the liabilities hereby guaranteed or any liabilities incurred directly or indirectly hereunder or any setoff against any of said liabilities, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; (v) except as to applicable statutes of limitation, the failure, omission, delay, waiver or refusal by Counterparty to exercise, in whole or in part, any right or remedy held by Counterparty with respect to the Agreement or any transaction under the Agreement; or (vi) any change in the existence, structure or ownership of Guarantor or Obligor, or any bankruptcy, insolvency, reorganization, liquidation, receivership, or similar proceeding affecting Obligor or its assets.

7. REINSTATEMENT. Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if all or any part of any payment made hereunder is at any time avoided or rescinded or must otherwise be restored or repaid by Counterparty as a result of the bankruptcy or insolvency of Obligor, all as though such payments had not been made.

8. TERMINATION. Guarantor may terminate this Guaranty by providing a written termination notice to Counterparty specifying the date upon which such termination will take effect (provided that no such termination shall take effect prior to 5:00 p.m. (Eastern Prevailing Time) on the fifth (5th) Business Day after the termination notice has been delivered to Counterparty in accordance with Section 9 hereof). Upon the effectiveness of such termination, Guarantor shall have no further liability hereunder, except as may pertain pursuant to the last sentence of this paragraph. No such termination shall affect Guarantor’s liability with respect to any Obligations arising under any Transactions entered into prior to the time such termination is effective, which Obligations shall remain subject to this Guaranty.

Unless terminated earlier, this Guaranty and the Guarantor’s obligations hereunder will terminate automatically and immediately at 11:59:59 p.m. Eastern Prevailing Time on _____________, 20__; provided, however, that no such termination shall affect Guarantor’s liability with respect to any Obligations arising under any Transactions entered into prior to the time the termination is effective, which Obligations shall remain subject to this Guaranty.

9. NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called “Notice”) by Counterparty to Guarantor, or by Guarantor to Counterparty, as applicable, shall be in writing and may be delivered either by (i) U.S. certified mail with postage prepaid and return receipt requested, or (ii) recognized nationwide courier service with delivery receipt requested, in either case to be delivered to the following address (or to such other U.S. address as may be specified via Notice provided by Guarantor or Counterparty, as applicable, to the other in accordance with the requirements of this Section 9):

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TO GUARANTOR: *	TO COUNTERPARTY:
NextEra Energy Capital Holdings, Inc. 700 Universe Blvd. Juno Beach, Florida 33408 Attn: Treasurer	U.S. Energy Corp. 12081 W. Alameda Pkwy, Ste. 440 Lakewood, Colorado 80228 Attn: Reid Bundgard
[Tel: (561) 694-6204 — for use in connection with courier deliveries]	[Tel 303-489-3110 for use in connection with courier deliveries]

*	(NOTE: Copies of any Notices to Guarantor under this Guaranty shall also be sent via facsimile to ATTN: Contracts Group, Legal, Fax No. (561) 625-7504 and ATTN: Credit Department, Fax No. (561) 625-7642. However, such facsimile transmissions shall not be deemed effective for delivery purposes under this Guaranty.)

Any Notice given in accordance with this Section 9 will (i) if delivered during the recipient’s normal business hours on any given Business Day, be deemed received by the designated recipient on such date, and (ii) if not delivered during the recipient’s normal business hours on any given Business Day, be deemed received by the designated recipient at the start of the recipient’s normal business hours on the next Business Day after such delivery.

10.	MISCELLANEOUS.

(a)	This Guaranty shall in all respects be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws thereunder (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)	This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by Counterparty and its successors and permitted assigns. Guarantor may not assign this Guaranty in part or in whole without the prior written consent of Counterparty. Counterparty may not assign its rights or benefits under this Guaranty in part or in whole without the prior written consent of Guarantor.

(c)	This Guaranty embodies the entire agreement and understanding between Guarantor and Counterparty and supersedes all prior agreements and understandings relating to the subject matter hereof.

(d)	The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof. Words importing the singular number hereunder shall include the plural number and vice versa, and any pronouns used herein shall be deemed to cover all genders. The term “person” as used herein means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated association, or government (or any agency or political subdivision thereof).

(e)	Wherever possible, any provision in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)	Counterparty (by its acceptance of this Guaranty) and Guarantor each hereby irrevocably: (i) consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) for the purposes of any suit, action or other proceeding arising out of this Guaranty or the subject matter hereof or any of the transactions contemplated hereby brought by Counterparty, Guarantor or their respective successors or assigns; and (ii) waives (to the fullest extent permitted by applicable law) and agrees not to assert any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Guaranty or the subject matter hereof may not be enforced in or by such court; provided that nothing in this Section 10(f) shall prohibit Counterparty from bringing an action to enforce a money judgment in any other jurisdiction.

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(g)	COUNTERPARTY (BY ITS ACCEPTANCE OF THIS GUARANTY) AND GUARANTOR EACH HEREBY IRREVOCABLY, INTENTIONALLY AND VOLUNTARILY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS GUARANTY OR THE AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO GUARANTOR’S EXECUTION AND DELIVERY OF THIS GUARANTY.

(h)	Delivery of an executed signature page of this Guaranty, and any subsequent amendment(s), by facsimile transmission or other electronic transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed signature page hereof.

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on __________, 2022, but it is effective as of the Effective Date.

NEXTERA ENERGY CAPITAL HOLDINGS, INC.

By:
Name:
Title:

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